 As filed with the Securities and Exchange Commission on January 7, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dehaier Medical Systems Limited

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 501, Jiuzhou Plaza 83 Fuxing Road, Haidian District Beijing 100856 China +86 (10) 5166-0080	CT Corporation System 111 Eighth Avenue New York, New York 10011 (800) 624-0909
(Address of Principal Executive Offices) (ZIP Code)	(Name, address and telephone number, including area code, of agent for service)

Dehaier Medical Systems Limited 2014 Share Incentive Plan (2015 Tranche)

(Full titles of the plans)

With copies to:

Anthony W. Basch, Esq.

Kaufman & Canoles, P.C.

Two James Center

1021 East Cary Street, Suite 1400

Richmond, Virginia 23219

(804) 771-5700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common shares, par value $0.002731 per share	580,867	(2)	$2.1125	$1,227,082	$123.57	(4)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be issuable in accordance with the 2014 Share Incentive Plan (the “2014 Plan”) to prevent dilution from stock splits, stock dividends or similar transactions.
(2)	The 580,867 shares registered hereby represent common shares issuable pursuant to the 2014 Plan, either directly or upon exercise of options or warrants issued under the 2014 Plan. The 580,867 shares available under the 2014 Plan have not been granted. The 2014 Plan provides that the maximum number of shares of company stock that may be granted pursuant to the 2014 Plan shall not exceed ten percent of the number of issued and outstanding shares of company stock as of December 31 of the immediately preceding fiscal year, and 580,867 shares represents 10% of the number of shares outstanding on December 31, 2014. Thus, an additional number of common shares may automatically be added annually to the common shares authorized for issuance under the 2014 Plan on or after January 1 of each calendar year, from January 1, 2015 through January 1, 2024. The aggregate offering price and fee associated with the 580,867 shares registered hereby were calculated in accordance with Rule 457(h) and 457(c) based on the average of the high and low prices reported for the Registrant’s common shares on the NASDAQ Capital Market on January 6, 2016, which were $2.26 and $1.965, respectively.
(3)	Determined in accordance with Rule 457(h).
(4)	Paid herewith.

EXPLANATORY NOTE

Dehaier Medical Systems Limited (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register its common shares, par value $0.002731 per share, issuable pursuant to the 2014 Plan. The Registrant’s stockholders approved the 2014 Plan on July 28, 2014. As described in the 2014 Plan, each year after such approval, the 2014 Plan shall have added to the number of authorized common shares a number equal to ten percent (10%) of the number of total shares outstanding on December 31 of the prior year. On December 31, 2014, the Registrant had issued and outstanding 5,808,675 shares, of which the 580,867 shares registered in this registration statement represent 10%.

This Registration Statement is being filed in order to register the Registrant’s common shares that may be offered or sold to participants under the Plan, either directly or upon exercise of options or warrants issued under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registration Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written request to: Secretary, Dehaier Medical Systems Limited, Suite 501, Jiuzhou Plaza, 83 Fuxing Road, Haidian District, Beijing 100856 China, +86 (10) 5166-0080.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(1)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2014, filed with the SEC on April 30, 2015;

(2)	The Registrant’s current reports on Form 6-K and Amendment on Form 6-K, filed with the SEC on May 28, 2015, October 26, 2015, December 1, 2015, December 2, 2015, December 11, 2015 and January 6, 2016; and

(3)	The description of the common shares, $0.002731 par value per share, contained in the Registrant’s registration statement on Form S-1 filed with the SEC November 12, 2009 (File Number 333-163041) and declared effective by the SEC on March 26, 2010, and any amendment or report filed with the SEC for purposes of updating such description.

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All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement (that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under the memorandum and articles of association of the Registrant, the Registrant may indemnify its directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the Registrant and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index is hereby incorporated by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purposes of determining liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused it to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Beijing, China on January 7, 2016.

Dehaier Medical Systems Limited

By:	/s/ Ping Chen
Name:	Ping Chen
Title:	Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Huili (Alisa) Li
Name:	Huili (Alisa) Li
Title:	Chief Financial Officer
(Principal Accounting and Financial Officer)

Signature-1

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ping Chen, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any and all related registration statements and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement on Form S-8.

SIGNATURE	TITLE	DATE

/s/ Ping Chen	Chief Executive Officer and Director	January 7, 2016
Ping Chen	(Principal Executive Officer)

/s/ Huili (Alisa) Li	Chief Financial Officer and Director	January 7, 2016
Huili (Alisa) Li	(Principal Accounting and Financial Officer)

/s/ Xiaoguang Shen	Director	January 7, 2016
Xiaoguang Shen

/s/ Mingwei Zhang	Director	January 7, 2016
Mingwei Zhang

/s/ Genghui Chen	Director	January 7, 2016
Genghui Chen

Signature-2

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Specimen Share Certificate(1)
5.1	Opinion of Kaufman & Canoles, P.C., British Virgin Islands Counsel(2)
23.1	Consent of Friedman LLP (2)
23.2	Consent of Kaufman & Canoles, P.C., British Virgin Islands Counsel (contained in Exhibit 5.1)(2)
24.1	Powers of Attorney (included in Part II of this Registration Statement)(2)
99.1	Dehaier Medical Systems Ltd 2014 Share Incentive Plan(3)

(1)	Incorporated by reference to the Company’s registration statement on Form S-1, file No. 333-163041, filed on November 12, 2009, as amended.
(2)	Filed herewith.
(3)	Incorporated by reference to the Company’s registration statement on Form S-8, file No. 333-198940, filed on November 25, 2014.

Exhibit-1